Exhibit 99.1

For Immediate Release:

a21, Inc. Discontinues Non-Binding Letter of Intent Negotiations with Applejack Art Partners, Inc.

JACKSONVILLE, FL — September 8, 2008 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced that the Company has discontinued negotiating its non-binding Letter of Intent with Applejack Art Partners, Inc. (Applejack) pursuant to which Applejack would have become the Company’s majority equity owner. a21 chose to discontinue negotiations when Applejack notified the Company that Applejack would not be able to satisfy the conditions required to close the transaction as contemplated by the non-binding Letter of Intent.

About a21
a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.mediamagnet.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com, www.postersetc.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.